Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,250,000,000

3.875% SENIOR NOTES, DUE MARCH 2017

FINAL TERM SHEET

Dated March 19, 2012

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa1 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	3.875% Senior Notes, due March 2017
Aggregate Principal Amount Initially Being Issued:	$1,250,000,000
Issue Price:	99.708%
Trade Date:	March 19, 2012
Settlement Date:	March 22, 2012 (T+3)
Maturity Date:	March 22, 2017
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	3.875% per annum
Interest Payment Dates:	March 22 and September 22 of each year, beginning September 22, 2012, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual
Treasury Benchmark:	5 year U.S. Treasury, due February 28, 2017
Treasury Yield:	1.190%
Treasury Benchmark Price:	98-15 3/4
Spread to Treasury Benchmark:	+275bps
Reoffer Yield:	3.940%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	BMO Capital Markets Corp., ING Financial Markets LLC, Lloyds Securities Inc., Mizuho Securities USA Inc., nabSecurities, LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., UniCredit Capital Markets LLC
Junior Co-Managers:	Blaylock Robert Van, LLC, Lebenthal & Co., LLC
CUSIP:	06051GEQ8
ISIN:	US06051GEQ82

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.